Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of May 2, 2014 (the “Effective Date”), between VERTEX REFINING LA, LLC, a Louisiana limited liability company (the “Company”), and James P. Gregory (“Employee”) (each of the Company and Employee is referred to herein as a “Party,” and collectively referred to herein as the “Parties”).

W I T N E S S E T H:

WHEREAS, the Company has agreed to purchase substantially all of the assets of Bango Refining NV, LLC, a Delaware limited liability company, and Omega Refining, LLC, a Delaware limited liability company (collectively, "Sellers"), used in connection with the operation of their business of (1) operating oil re-refineries and, in connection therewith, purchasing used lubricating oils and re-refining such oils into processed oils and other products for the distribution, supply and sale to end-customers and (2) the provision of related products and support services (the “Business”), pursuant to the terms and conditions of an Asset Purchase Agreement made and entered into as of March 17, 2014 by and among Vertex Energy, Inc., a Nevada corporation (the “Parent Corporation”), the Company, Sellers and certain other parties named therein (the “Purchase Agreement”).

WHEREAS, Employee is currently employed by Sellers and has been since May 1, 2008, and is accepting employment by Employer as a continuation of his existing employment relationship with substantially the same duties and responsibilities as those the Employee is currently performing;

WHEREAS, the execution and delivery of this Agreement by the Company and Employee are conditions to the consummation of the transactions contemplated by the Purchase Agreement.

WHEREAS, the Company desires to obtain the services of Employee, and Employee desires to be employed by the Company upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises, the agreements herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

EMPLOYMENT; TERM; DUTIES

1.1.           Employment. Pursuant to the terms and conditions hereinafter set forth, the Company hereby employs Employee, and Employee hereby accepts such employment, as General Counsel of the Company for a period of three (3) years beginning on the Effective Date (the “Initial Term”); provided that this Agreement shall automatically extend for additional one (1) year periods (each renewal date being defined herein as an “Automatic Renewal Date”) after the Initial Term (each an “Automatic Renewal Term”) in the event that neither party provides the other written notice of their intent not to automatically extend such Agreement at least sixty (60) days prior to such Automatic Renewal Date. It is understood by the Company and Employee that Employee shall perform his duties hereunder from his home or at an office in 1125 17th Street, Suite 2100, Denver, Colorado  80202 .

1.2.           Duties and Responsibilities.  Employee, as General Counsel, shall perform such administrative, managerial and employment duties for the Company and its affiliates (i) as are consistent with those currently performed by Employee and more specifically including, but not limited to, those enumerated in Exhibit A attached, and (ii) as may be reasonably assigned from time to time by the President and Chief Executive Officer of the Parent Corporation with the consent of the Employee, which shall be granted unless any such assignment constitutes an unreasonable expansion of Employee’s duties and responsibilities beyond those he is currently performing in his capacity as employee of Sellers.  Employment shall be part-time meaning that Employee shall not be obligated to devote all of Employee’s time or efforts to the Company and shall be permitted to work for other companies, subject to the restrictions set forth in Section 1.3 below; provided, however, Employee shall on average during the Initial Term work a minimum of twenty (20) hours per week in performing his employment duties for the benefit of the Company and its affiliates hereunder.

1.3.           Non-Competition.  Employee agrees to devote such time, energy and efforts to the business of the Company and its affiliates as is reasonably required to fulfill the duties and responsibilities described herein, and will use Employee’s best efforts and abilities faithfully and diligently to promote the business interests of the Company and its affiliates.  For so long as Employee is employed hereunder, and for a period of two (2) years following the last payment received by Employee from the Company thereafter (the “Non-Compete Period”), Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, investor, principal, partner, stockholder (except as the holder of less than 5% of the issued and outstanding equity interests in any public or private company provided that Employee does not actively participate in the business, management or affairs of such company), corporate officer or director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the Business, as such business is now conducted.  The Employee confirms and acknowledges that the Non-Compete Period and the terms and conditions set forth herein are fair and reasonable.  The Company further confirms that it would not have agreed to the terms and conditions of this Agreement if not for the Employee specifically agreeing to the terms and conditions of this Section 1.3.

1.4.           Covenants of Employee.

1.4.1           Best Efforts.  Employee shall devote his best efforts to the business and affairs of the Company and its affiliates.  Employee shall perform his duties, responsibilities and functions to the Company and its affiliates hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply, in all material respects, with all rules and regulations of the Company (and special instructions of the Parent Corporation Board of Directors (the “Board”), if any) and all other rules, regulations, guides, handbooks, procedures and policies applicable to the Company and the Parent Corporation and their business in connection with his duties hereunder.

1.4.2           Records.  Employee shall use his best efforts and skills to truthfully, accurately and promptly prepare, maintain, and preserve all records and reports that the Company may, from time to time, request or require, fully account for all money, records, equipment, materials, or other property belonging to the Company or its affiliates of which he may have custody, and promptly pay and deliver the same whenever he may be directed to do so by the Board or the Chief Executive Officer.

ARTICLE II.

COMPENSATION AND OTHER BENEFITS

2.1.           Base Salary.  So long as this Agreement remains in effect, for all services rendered by Employee hereunder and all covenants and conditions undertaken by the Parties pursuant to this Agreement, the Company shall pay, and Employee shall accept, as compensation, an annual base salary (“Base Salary”) of $100,000.  The Base Salary shall be payable in regular installments in accordance with the normal payroll practices of the Company, in effect from time to time, but in any event no less frequently than on a monthly basis.  For so long as Employee is employed hereunder, beginning on the first anniversary of the Effective Date, and on each anniversary thereafter, the Base Salary may be increased as determined by the Board, in its sole and absolute discretion. During the term of employment, the Company shall not reduce Employee's Base Salary.

2.2.           Business Expenses.  So long as this Agreement is in effect, the Company shall reimburse Employee for all reasonable, out-of-pocket business expenses incurred in the performance of his duties hereunder consistent with the Company’s and its affiliates’ policies and procedures, in effect from time to time, with respect to travel, entertainment, communications, technology/equipment and other business expenses customarily reimbursed to senior employees of the Parent Corporation in connection with the performance of their duties on behalf of the Company and its affiliates.

2.3.           Other Benefits.  Employee shall be entitled to participate in the Company’s and its affiliates’ life, health, accident, disability insurance plans, pension plans and retirement plans, in effect from time to time (including, without limitation, any incentive program or discretionary bonus program of the Parent Corporation which may be implemented in the future by the Board), to the extent and on such terms and conditions as the Parent Corporation customarily makes such plans available to its similarly situated employees.

2.4.           Withholding.  The Company may deduct from any compensation payable to Employee (including payments made pursuant to this Section 2 or in connection with the termination of employment pursuant to Article III of this Agreement) amounts sufficient to cover Employee’s share of applicable federal, state and/or local income tax withholding, social security payments, state disability and other insurance premiums and payments.

ARTICLE III.

TERMINATION OF EMPLOYMENT

3.1.           Termination of Employment.  Employee’s employment pursuant to this Agreement shall terminate on the earliest to occur of the following:

3.1.1           upon the death of Employee;

3.1.2           upon the delivery to Employee of written notice of termination by the Company if Employee shall suffer a physical or mental disability which renders Employee, in the reasonable judgment of the Board, unable to perform his duties and obligations under this Agreement for either 90 consecutive days or 180 days in any 12-month period;

3.1.3           upon the expiration of the Initial Term, unless a notice of termination pursuant to Section 1.1 is not given by either Party, in which case upon the expiration of the first Automatic Renewal Term that such a notice of termination is given with respect to either Party (if any);

3.1.4           upon delivery to the Company of written notice of termination by Employee for any reason other than for Good Reason;

3.1.5           upon delivery to Employee of written notice of termination by the Company for Cause;

3.1.6           upon delivery of written notice of termination from Employee to the Company for Good Reason, provided, however, prior to any such termination by Employee pursuant to this Section 3.1.6, Employee shall have advised the Company in writing within fifteen (15) days of the occurrence of any circumstances that would constitute Good Reason, and the Company has not cured such circumstances within 15 days following receipt of Employee’s written notice, with the exception of only 10 days written notice in the event the Company reduces Employee’s salary without Employee’s consent, or fails to pay Employee any compensation due him; or

3.1.7           upon delivery to Employee of written notice of termination by the Company without Cause; provided, however, in no event shall the Company terminate Employee’s employment without Cause during the twelve month period immediately following the Effective Date.

3.2.           Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

3.2.1           “Cause” shall mean, in the context of a basis for termination by the Company of Employee’s employment with the Company, that:

(i)           Employee materially breaches any obligation, duty, covenant or agreement under this Agreement, which breach is not cured or corrected within thirty (30) days of written notice thereof from the Company (except for breaches of Article IV of this Agreement, which cannot be cured and for which the Company need not give any opportunity to cure); or

(ii)           Employee commits any material act of misappropriation of funds or embezzlement; or

(iii)           Employee commits any material act of fraud; or

(iv)           Employee is convicted of, or pleads guilty or nolo contendere with respect to, theft, fraud, a crime involving moral turpitude, or a felony under federal or applicable state law.

3.2.2            “Good Reason” shall mean, in the context of a basis for termination by Employee of his employment with the Company (a) without Employee’s consent, his position or duties are modified by the Company to such an extent that his duties are no longer consistent with the terms and provisions hereof, (b) there has been a material breach by the Company of a material term of this Agreement or Employee reasonably believes that the Company is violating any law which would have a material adverse effect on the Company’s operations and such violation continues uncured following thirty (30) days after written notice of such violation or breach by the Company, (c) Employee’s compensation as set forth hereunder is reduced without Employee’s consent,  (d) Employee is forced by the Company to permanently move more than thirty (30) miles from his current location, or (e) the Company fails to pay to Employee any compensation due to him hereunder upon ten (10) days written notice from Employee informing the Company of such failure.

3.3.           “Termination Date” shall mean the date on which Employee’s employment with the Company hereunder is terminated.

3.4.           Effect of Termination.  In the event that Employee’s employment hereunder is terminated in accordance with the provisions of this Agreement, Employee shall be entitled to the following:

3.4.1           If Employee’s employment is terminated pursuant to Sections 3.1.1 (death), 3.1.2 (disability), 3.1.3 (three-year anniversary or any subsequent anniversary of an Automatic Renewal Term, with notice from either party as provided above), 3.1.4 (without Good Reason by the Employee), or 3.1.5 (by the Company for Cause), Employee shall be entitled to salary accrued through the Termination Date,  and no other benefits other than as required under the terms of employee benefit plans in which Employee was participating as of the Termination Date.

3.4.2           If Employee’s employment is terminated pursuant to Section 3.1.7 (without Cause by the Company) or by Employee pursuant to Section 3.1.6 (Good Reason), Employee shall be entitled to salary accrued through the Termination Date and to continue to receive salary at the rate in effect upon the Termination Date of employment for one year following the Termination Date; payable in accordance with the Company’s normal payroll practices and policies, as if Employee’s employment had not terminated.  Employee shall be entitled to no other post-employment benefits except for benefits payable under applicable benefit plans in which Employee is entitled to participate pursuant to Section 2.4 hereof through the Termination Date, subject to and in accordance with the terms of such plans.

3.4.3           As a condition to Employee’s right to receive any benefits pursuant to Section 3.4.2 of this Agreement, (i) Employee must execute and deliver to the Company a written release in customary form and substance reasonably satisfactory to the Company, of any and all claims against the Company or its affiliates and all directors and officers of the Company or its affiliates with respect to all matters arising out of Employee’s employment hereunder, or the termination thereof (other than claims for entitlements under the terms of this Agreement or plans or programs of the Company and its affiliates in which Employee has accrued a benefit); and (ii) Employee must not breach any of his covenants and agreements under Section 1.3 and Article IV of this Agreement, which continue following the Termination Date.

3.4.4           Upon termination of Employee’s employment hereunder, or on demand by the Company during the term of this Agreement, Employee will promptly deliver to the Company, and will not keep in his possession, recreate or deliver to anyone else, any and all Company (or its affiliate’s) property, as well as all devices and equipment belonging to the Company or its affiliates (including computers, handheld electronic devices, telephone equipment, and other electronic devices), company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, photographs, charts, all documents and property, and reproductions of any of the aforementioned items that were developed by Employee pursuant to his employment with the Company, obtained by Employee in connection with his employment with the Company, or otherwise belonging to the Company, its affiliates or their successors or assigns, including, without limitation, those records maintained pursuant to this Agreement.

3.4.5           Employee also agrees to keep the Company advised of his home and business address for a period of twelve (12) months after termination of Employee’s employment hereunder, so that the Company can contact Employee regarding his continuing obligations provided by this Agreement.  In the event that Employee’s employment hereunder is terminated, Employee agrees to grant consent to notification by the Company to Employee’s new employer about his obligations under this Agreement.

3.5.           Consulting.  During the period that Employee is receiving payments pursuant to subsection 3.4.2 above, Employee shall be available, subject to his other reasonable commitments or obligations made or incurred in mitigation of the termination of his employment, by telephone, email or fax, as a consultant to the Company and its affiliates, without further compensation, to consult with their officers and directors regarding projects and/or tasks as defined by the Board up to five hours per week.

ARTICLE IV.

INVENTIONS; CONFIDENTIAL/TRADE SECRET INFORMATION AND RESTRICTIVE COVENANTS

4.1.           Inventions.

4.1.1           Future Inventions.  All processes, technologies and inventions relating to the Business, the Company or its affiliates (collectively, “Inventions”), including new contributions, improvements, ideas, discoveries, trademarks and trade names, conceived, developed, invented, made or found by Employee, alone or with others, during his employment by the Company or its affiliates, whether or not patentable and whether or not conceived, developed, invented, made or found on the Company’s time or with the use of the Company’s or its affiliate’s facilities or materials, shall be the property of the Company or its affiliates and shall be promptly and fully disclosed by Employee to the Company.  Employee shall perform all necessary acts (including, without limitation, executing and delivering any confirmatory assignments, documents or instruments requested by the Company) to assign or otherwise to vest title to any such Inventions in the Company or its affiliates and to enable the Company and its affiliates, at their sole expense, to secure and maintain domestic and/or foreign patents or any other rights for such Inventions.  Employee further acknowledges that all original works of authorship which are made by Employee, alone or with others, during his employment by the Company or its affiliates and that relate to Employee’s employment with the Company or its predecessors (including Sellers), and which are protectible by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.  Employee understands that this means that the Company will have the right to undertake any of the actions set forth in section 106 of the United States Copyright Act (17 U.S.C. § 106) with respect to such copyrightable works prepared by Employee within the scope of Employee’s employment.  Employee understands that this includes, without limitation, the right to sell, license, use, reproduce and have reproduced, create derivative works of, distribute, display, transmit and otherwise commercially exploit such copyrightable works by all means without further compensating the Employee.  Employee understands and agrees that the decision whether or not to commercialize or market any Invention developed by Employee, alone or with others, is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to Employee as a result of the Company’s efforts to commercialize or market any such Invention.

4.1.2           Prior Inventions.  Attached hereto as Exhibit B is a list describing all Inventions which were made by Employee prior to his employment with the Company (collectively, the “Prior Inventions”), which belong to Employee, which relate to the Business, products or research and development of the Company and its affiliates and which are not assigned to the Company hereunder.  If no such list is attached, Employee represents that there are no such Prior Inventions.  If, in the course of Employee’s employment with the Company and its affiliates, any Prior Invention is incorporated into a Company (or one of its affiliate’s) product, process or service, Employee hereby grants to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or service, and to practice any method related thereto.

4.1.3           Assignment of Other Rights.  In addition to the foregoing assignment of Inventions to the Company, Employee hereby irrevocably transfers and assigns to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Inventions; and (ii) any and all “Moral Rights” (as defined below) that Employee may have in or with respect to any Inventions.  Employee also hereby forever waives and agrees never to assert any and all Moral Rights Employee may have in or with respect to any Inventions, even after termination of Employee’s work on behalf of the

Company.  “Moral Rights” means any rights to claim authorship of any Inventions, to object to or prevent the modification of any Inventions, or to withdraw from circulation or control the publication or distribution of any Inventions, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

4.2.           Confidential/Trade Secret Information/Non-Disclosure.

4.2.1           Confidential/Trade Secret Information Defined.  During the course of Employee’s employment, Employee will have access to various Confidential/Trade Secret Information of the Company and its affiliates and information developed for the Company and its affiliates.  For purposes of this Agreement, the term “Confidential/Trade Secret Information” is information that is not generally known to the public and, as a result, is of economic benefit to the Company and its affiliates in the conduct of the Business, and the business of the Company’s affiliates.  Employee and the Company agree that the term “Confidential/Trade Secret Information” includes but is not limited to all information developed or obtained by the Company, including its affiliates and predecessors, and comprising the following items, whether or not such items have been reduced to tangible form (e.g., physical writing, computer hard drive, e-mail, disk, tape, etc.): all methods, techniques, processes, ideas, research and development, product designs, engineering designs, plans, models, production plans, business plans, add-on features, trade names, service marks, slogans, forms, pricing structures, menus, business forms, marketing programs and plans, layouts and designs, financial structures, operational methods and tactics, cost information, the identity of and/or contractual arrangements with suppliers and/or vendors, accounting procedures, and any document, record or other information of the Company or its affiliates relating to the above.  Confidential/Trade Secret Information includes not only information directly belonging to the Company or its affiliates which existed before the date of this Agreement, but also (a) information developed by Employee for the Company, including its subsidiaries, affiliates and predecessors, during the term of Employee’s employment with the Company, exclusive of, but subject to Section 1.3, any business opportunity presented to the Company by Employee but rejected by the Company, and (b) confidential or proprietary information of third parties received by the Company or its affiliates subject to a duty on the Company’s (or its affiliate’s) part to maintain the confidentiality of such information and to use it only for certain limited purposes.  Confidential/Trade Secret Information does not include any information which (x) was in the lawful and unrestricted possession of Employee prior to its disclosure to Employee by the Company, its subsidiaries, affiliates or predecessors, (y) is or becomes generally available to the public by lawful acts other than those of Employee after receiving it, or (z) has been received lawfully and in good faith by Employee from a third party who is not and has never been an Employee of the Company, its subsidiaries, affiliates or predecessors, and who did not derive it from the Company, its subsidiaries, affiliates or predecessors.

4.2.2           Restriction on Use of Confidential/Trade Secret Information.  Exclusive of, but subject to Section 1.3, any business opportunity presented to the Company by Employee but rejected by the Company, Employee agrees that his use of Confidential/Trade Secret Information is subject to the following restrictions for an indefinite period of time so long as the Confidential/Trade Secret Information has not become generally known to the public:

(i)           Non-Disclosure.  Employee agrees that he will not publish or disclose Confidential/Trade Secret Information to any person without the prior written authorization of the Company unless pursuant to or in connection with Employee’s job duties to the Company and its affiliates under this Agreement; and

(ii)           Non-Removal/Surrender.  Employee agrees that he will not remove any Confidential/Trade Secret Information from the offices of the Company or its affiliates or the premises of any facility in which the Company or any of its affiliates is performing services, except pursuant to his duties under this Agreement.  Employee further agrees that he shall surrender to the Company all documents and materials in his possession or control which contain Confidential/Trade Secret Information and which are the property of the Company and its affiliates upon the termination of his employment with the Company, and that he shall not thereafter retain any copies of any such materials.

4.2.3           Former Employer Information.  Employee agrees that he will not, during the term of his employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that he will not bring onto the premises of the Company or its affiliates any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

4.2.4           Prohibition Against Unfair Competition/ Non-Solicitation of Customers.  Exclusive of, but subject to Section 1.3, any business opportunity presented to the Company by Employee but rejected by the Company, Employee agrees that at no time after his employment with the Company and its affiliates will he engage in competition with the Company or its affiliates while making any use of the Confidential/Trade Secret Information, or otherwise exploit or make use of the Confidential/Trade Secret Information. Employee agrees that during the twelve-month period following the Termination Date, he will not directly or indirectly accept or solicit, in any capacity, the business of any customer of the Company or its affiliates, with respect to the business conducted by such customer with the Company, with whom Employee worked or otherwise had access to the Confidential/Trade Secret Information pertaining to the Company’s or its affiliate’s business with such customer during the last year of Employee’s employment with the Company, or solicit, directly or indirectly, or encourage any of the Company’s or its affiliate’s customers or suppliers to terminate their business relationship with the Company or its affiliate, or otherwise interfere with such business relationships.

4.3.           Non-Solicitation of Employees.  Employee agrees that during the twelve-month period following the Termination Date, he shall not, directly or indirectly, solicit or otherwise encourage any employees of the Company or its affiliates to leave the employ of the Company or such affiliate, or solicit, directly or indirectly, any of the Company’s or any of its affiliate’s employees for employment.

4.4.           Non-Solicitation During Employment.  During his employment with the Company, Employee shall not: (a) interfere with the Company’s and any of its affiliate’s business relationships with their customers or suppliers, (b) solicit, directly or indirectly, or otherwise encourage any of the Company’s or any of its affiliate’s customers or suppliers to terminate their business relationship with the Company or such affiliate, or (c) solicit, directly or indirectly, or otherwise encourage any employees of the Company or any of its affiliates to leave the employ of the Company or such affiliate, or solicit any of the Company’s or any of its affiliate’s employees for employment.

4.5.           Conflict of Interest.  During Employee’s employment with the Company, Employee must not knowingly engage in any work, paid or unpaid, that creates an actual conflict of interest with the Company or its affiliates with the exception of Employee’s employment and/or engagement by Sellers following closing for the purpose of overseeing and protecting Sellers’ interests under the Purchase Agreement and the Ancillary Agreements (as defined therein).  If the Company or the Employee have any question as to the actual or apparent potential for a conflict of interest, either shall raise the issue formally to the other, and if appropriate and necessary the issue shall be put to the Board for consideration and approval or non-approval, which approval or non-approval the Employee agrees shall be binding on the Employee.

4.6.           Breach of Provisions.  If Employee materially breaches any of the provisions of this Article IV, or in the event that any such breach is threatened by Employee, in addition to and without limiting or waiving any other remedies available to the Company at law or in equity, the Company and its affiliates shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provisions of this Article IV.

4.7.           Reasonable Restrictions.  The Parties acknowledge that the foregoing restrictions, as well as the duration and the territorial scope thereof as set forth in this Article IV, are under all of the circumstances reasonable and necessary for the protection of the Business, the Company and its affiliates.

4.8.           Specific Performance.  Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 1.3, 4.2, 4.3 or 4.4 hereof would be inadequate and, in recognition of this fact, Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

ARTICLE V.

ARBITRATION

5.1.           Scope.  To the fullest extent permitted by law, Employee and the Company agree to the binding arbitration of any and all controversies, claims or disputes between them arising out of or in any way related to this Agreement, the employment relationship between the Company and Employee and any disputes upon termination of employment, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law.  For the purpose of this agreement to arbitrate, references to “Company” include all affiliates or related entities and their respective Employees, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement to arbitrate shall apply to them to the extent Employee’s claims arise out of or relate to their actions on behalf of the Company.

5.2.           Arbitration Procedure.  To commence any such arbitration proceeding, the party commencing the arbitration must provide the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims.  In no event shall this notice for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations.  The arbitration will be conducted in a neutral location, by a single neutral arbitrator and in accordance with the then-current rules for resolution of employment disputes of the American Arbitration Association (“AAA”).  The Arbitrator and location are to be selected by the mutual agreement of the Parties.  If the Parties cannot agree, the Superior Court will select the arbitrator.  The parties are entitled to representation by an attorney or other representative of their choosing.  The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the presiding State, and only such power, and shall follow the law.  The award shall be binding and the Parties agree to abide by and perform any award rendered by the arbitrator.  The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based.  Judgment on the award may be entered in any court having jurisdiction thereof.  Each Party in the arbitration hearing shall bear its own costs of the arbitration filing and hearing fees and the losing Party shall bear the cost of the arbitrator.

ARTICLE VI.

MISCELLANEOUS

6.1.           Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, heirs, successors and assigns.  Employee may not assign any of his rights or obligations under this Agreement.  The Company may assign its rights and obligations under this Agreement to any successor entity with the written agreement of the Employee, which shall not be unreasonably withheld, conditioned or delayed.

6.2.           Notices.  Any notice provided for herein shall be in writing and shall be deemed to have been given or made (a) when personally delivered or (b) when sent by telecopier and confirmed within 48 hours by letter mailed or delivered to the party to be notified at its or his address set forth herein; or three (3) days after being sent by registered or certified mail, return receipt requested (or by equivalent courier with delivery documentation such as FEDEX or UPS) to the address of the other party set forth or to such other address as may be specified by notice given in accordance with this section 6.2:

If to the Company:	Vertex Refining LA, LLC c/o Vertex Energy, Inc. 1331 Gemini, Suite 250 Houston, Texas 77058 Telephone: 866-660-8156 Facsimile: 281-754-4185 Attention: Benjamin P. Cowart

If to the Employee:	James P. Gregory 5471 Wisconsin Ave., Suite 300 Chevy Chase, MD 20815-3546 Telephone: (202) 285-0976 Facsimile: (240) 482 8908 Attention: James P. Gregory

6.3.           Severability.  If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein.  In addition, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the Parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable.

6.4.           Waiver.  No waiver by a Party of a breach or default hereunder by the other Party shall be considered valid, unless expressed in a writing signed by such first Party, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or any other nature.

6.5.           Entire Agreement.  This Agreement, including the Exhibits hereto, sets forth the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any and all prior agreements between the Company (or its affiliates or predecessors) and Employee, whether written or oral, relating to any or all matters covered by and contained or otherwise dealt with in this Agreement.  This Agreement does not constitute a commitment of the Company with regard to Employee’s employment, express or implied, other than to the extent expressly provided for herein.

6.6.           Amendment.  No modification, change or amendment of this Agreement or any of its provisions shall be valid, unless in writing signed by the Parties and approved by the Board.

6.7.           Authority.  The Parties each represent and warrant that it/he has the power, authority and right to enter into this Agreement and to carry out and perform the terms, covenants and conditions hereof.

6.8.           Attorneys’ Fees.  If either Party hereto commences an arbitration or other action against the other Party to enforce any of the terms hereof or because of the breach by such other

Party of any of the terms hereof, the prevailing party shall be entitled, in addition to any other relief granted, to all actual out-of-pocket costs and expenses incurred by such prevailing party in connection with such action, including, without limitation, all reasonable attorneys’ fees, and a right to such costs and expenses shall be deemed to have accrued upon the commencement of such action and shall be enforceable whether or not such action is prosecuted to judgment.

6.9.           Captions.  The captions, headings and titles of the sections of this Agreement are inserted merely for convenience and ease of reference and shall not affect or modify the meaning of any of the terms, covenants or conditions of this Agreement.

6.10.           Governing Law.  This Agreement, and all of the rights and obligations of the Parties in connection with the employment relationship established hereby, shall be governed by and construed in accordance with the substantive laws of the State of Texas without giving effect to principles relating to conflicts of law.

6.11.           Survival.  The termination of Employee’s employment with the Company pursuant to the provisions of this Agreement shall not affect Employee’s obligations to the Company and its affiliates hereunder which by the nature thereof are intended to survive any such termination, including, without limitation, Employee’s obligations under Section 1.3 and Article IV of this Agreement.

 [Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written to be effective as of the Effective Date.

“COMPANY”	VERTEX REFINING LA, LLC, a Louisiana limited liability company By: /s/ Benjamin P. Cowart Benjamin P. Cowart, President and Chief Executive Officer
“EMPLOYEE”	/s/ James P. Gregory James P. Gregory

[Signature page to Employment Agreement]

EXHIBIT A

Duties and Responsibilities

1.	Employee shall report to the President and Chief Executive Officer of Parent Corporation and work closely with the management team of the Parent Corporation.
2.	Employee shall serve as General Counsel.
3.
Employee shall generally have the following duties: Provide expert legal advice and support to senior level management, board members and any employee who acts on behalf of the Company or the Parent Organization. Responsible for negotiating, reviewing, summarizing, and/or executing a wide variety of agreements for the Company and/or the Parent Corporation, including marketing agreements, license agreements, real estate leases, confidentiality agreements and other general business contracts.

EXHIBIT B

Prior Inventions

None.